Exhibit 5.1

Qwomar Building P.O. Box 4649, Road Town Tortola VG1110 British Virgin Islands T: +1 284 494 1890

DD:	+1 284 542 1899
E:	Jose.santos@forbeshare.com
Our Ref:	JS/MBD/6066.010
Your Ref:	Reference

The Directors
Newbridge Acquisition Limited
Clarence Thomas Building
Road Town
Tortola VG1110
British Virgin Islands

25 September 2025

To whom it may concern,

Newbridge Acquisition Limited (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company’s Registration Statement on Form S-1, including all amendments or supplements thereto (“Form S-1”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”) related to the underwritten public offering of (i) 5,000,000 units (the “Units”) in the Company with each Unit consisting of one Class A ordinary share in the Company of no par value (the “Public Shares”), and one-eighth (1/8) of one right to receive one Ordinary Share (the “Rights”) (ii) up to 750,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; and a private placement of (i) 175,000 private placement units (“Private Units”) (ii) up to 11,250 private units if the over-allotment option is exercised in full (“Private Over-Allotment Units”) consisting of one Class A ordinary share (“Private Shares”) and one-eighth (1/8) of one right (“Private Right”) and (v) all Public Shares and Private Shares (“Ordinary Shares”) issuable upon exercise of the Rights and the Private Rights included in the Units and the Private Units, and the Over-Allotment Units and the Private Over-Allotment Units.

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs on 25 September, 2025 including:

1.1.1	the Company’s Certificate of Incorporation; and

1.1.2	the Company’s amended and restated Memorandum and Articles of Association.

1.2	A Registered Agent’s Certificate dated 29 August, 2025 issued by FH Corporate Services Ltd, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.3	A Certificate of Good Standing issued by the Registry of Corporate Affairs (the “Certificate of Good Standing”)

1.4	The records of proceedings on file with and available for inspection on 25 September, 2025 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.5	The Registration Statement.

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and that the information contained in such certificate remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a company limited by shares and registered under the BVI Business Companies Act, (RE 2020) as amended (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name. A BVI company limited by shares is a legal entity in its own right separate from its members and continues in existence until it is dissolved. A member of a limited company has no liability, as a member, for the liabilities of the company. The liability of a shareholder to the company, as shareholder, is limited to: (a) any amount unpaid on a share held by the shareholder; (b) any liability expressly provided for in the memorandum or articles of the company; and (c) any liability to repay a distribution under section 58(1) of the Act (Recovery of distributions made when the company did not satisfy the solvency test).

3.2	The Ordinary Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly issued, fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare
Forbes Hare